Exhibit (n)(3)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

BlackRock Capital Investment Corporation:

We have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of assets and liabilities of BlackRock Capital Investment Corporation and subsidiaries (the "Company"), including the consolidated schedules of investments, as of December 31, 2018, 2017, 2016, 2015, and 2014, and the related consolidated statements of operations, cash flows, and changes in net assets for each of the three years in the period then ended, and consolidated financial highlights for each of the five years in the period then ended, and the related notes (none of which are presented herein); and we expressed unqualified opinions on those consolidated financial statements.

In our opinion, the information set forth in the Senior Securities table for each of the years ended December 31 appearing on page 9 is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ Deloitte & Touche LLP

New York, New York

May 29, 2019